Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Astea International Inc. on Form S-8 (Nos. 333-168793, 333-107757, 333-61981, 333-34865 and 333-33825) of our report dated April 1, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 1, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
April 1, 2019